Exhibit 10.42

August 6, 2003

John De Luca
Good Guys, Inc.
1600 Harbor Bay Parkway, Suite 200
Alameda, CA 94502

Re: Terms of Employment

Dear John:

On behalf of Good Guys, Inc. (“the Company”), I am pleased to confirm in writing the terms of your employment:

1.     You are employed as Chief Information Officer, reporting to the President and Chief Operating Officer.

2.     Your base salary is $9,375 semi-monthly ($225,000 annually). In addition, you will be eligible for a targeted bonus up to 50 percent (50%) of your base salary, provided that Good Guys and you meet established objectives for the fiscal year. Any bonus is payable at the time of the Company’s normal bonus distributions and is not earned unless you are employed by the Company on the date that the bonus is paid.

3.     During your employment, you will receive medical and other benefits of employment generally available to the Company’s officers when and as you become eligible for them.

4.     You will be an at-will employee, which means that you can be terminated by the Company at any time, with or without cause.

5.     For purposes hereof “cause” means: (a) violation of any of the Company’s policies, practices and procedures; (b) any state, federal or other conviction, including, but not limited to, the entry of a pleas of nolo contendere upon a criminal charge, which would render you unable to perform your normal responsibilities; (c) neglect of, breach of, or failure or inability to perform your duties as an employee; or (d) an act of misconduct or dishonesty in connection with your employment.

6.     In the event of a “change in control” of the Company within two years of the date of this letter and your termination without cause within 12 months of the change of control, then you will be entitled to severance payments equal in the aggregate to months salary (at your then rate of salary), payable on the same schedule such payments would have been made if you had remained employed. For purposes of this agreement, the term “change in control” is defined as any of the following transactions: (a) the sale of all or substantially all of the assets of the Company to any person or entity that, prior to such sale, did not control, was not under common control with, or was not controlled by, the Company, (b) a merger or consolidation or other reorganization in which the Company is not the successor entity or becomes owned entirely by another entity, unless at least fifty percent (50%) of the outstanding voting securities of the surviving or parent corporation, as the case may be, immediately following such transaction are beneficially held by such persons and entities in the same proportions as such persons and entities beneficially held the outstanding voting securities of the Company immediately prior to such transaction, or (c) the sale or other change of beneficial ownership of the outstanding voting securities of the Company such that any person or “group” as that term is defined under the Securities Exchange Act of 1934 becomes the beneficial owner of more than 50% of the outstanding voting securities of the Company.

7.     If you are terminated by the Company without cause within two years from August 6, 2003, then you will be entitled to receive severance payments equal in the aggregate to months’ salary (at your then rate of salary) payable on the same schedule that such payments would have been made if you had remained employed.

8.     In the event of your death following termination of your employment, then any payments owing under paragraphs 6 or 7 above will be made your estate. You shall not be entitled to payments under both paragraphs 6 and 7 above, but shall be entitled to the higher of the payments provided for in those paragraphs if the terms of such paragraphs would both be applicable.

9.     For the purposes of paragraphs 6 and 7 above, a termination without cause shall include a termination by you for good reason, which is defined as follows: (a) a reduction in your salary below the amount specified in paragraph 2 above; (b) a relocation of your workplace by more than 50 miles; or (c) a material reduction in your responsibilities or duties, provided that a change in the person to whom you report shall not in and of itself constitute such a reduction.

10.     Neither this agreement nor the compensation provided for herein shall affect your entitlement to any benefits that have accrued and are owing to you as of the time of termination of your employment under other benefit plans of the Company that are then in effect.

11.     Compensation payable to you under this agreement shall be reduced by all federal, state, local or other withholding or similar taxes as required by applicable law.

12.     This letter contains the complete terms of your employment and supercedes all prior agreements between you and the Company concerning the same. It may be modified only by an agreement in writing approved by the Board of Directors and signed by you and the Company’s Chief Executive Officer or President. These terms, if acceptable by you, will be binding on the Company, its successors and assigns, even in the event of a change in control or management of the Company.

13.     This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

Please indicate your acceptance of these terms by affixing your signature below and returning this letter to me.

Very truly yours,

/s/ KENNETH R. WELLER
Kenneth R. Weller
Chairman and CEO

Agreed and accepted:

/s/ JOHN J. DELUCA